Contact: Michele Harrison
Vice President, Investor Relations (314-984-4966)

Panera Bread Company Reports Q2 2013 diluted EPS of $1.74, up 16%

HIGHLIGHTS
- Q2 2013 Company-owned comparable net bakery-cafe sales up 3.8%
- YTD 2013 System-wide new bakery-cafe AWS of $50,338, above YTD 2012 record pace of $47,581
- FY 2013 new bakery-cafe openings expected to be at or above the high-end of target range of 115 to 125
- FY 2013 EPS target range revised to $6.75 to $6.85, up 15% to 16% versus FY 2012

St. Louis, MO, July 23, 2013 - Panera Bread Company (Nasdaq: PNRA) today reported net income of $51 million, or $1.74 per diluted share, for the fiscal second quarter ended June 25, 2013. The second quarter fiscal 2013 results compare to net income of $44 million, or $1.50 per diluted share, for the fiscal second quarter ended June 26, 2012, and represent a 16% year-over-year increase in diluted earnings per share.

For the twenty-six weeks ended June 25, 2013, net income was $99 million, or $3.38 per diluted share. These results compare to net income of $85 million, or $2.90 per diluted share, for the twenty-six weeks ended June 26, 2012, and represent a 17% year-over-year increase in diluted earnings per share.

The Company's second quarter fiscal 2013 consolidated statements of comprehensive income and margin analyses are attached to this release as Schedule I. The following table sets forth, for the periods indicated, certain items included in the Company's consolidated statements of comprehensive income (in thousands, except per share data and percentages):

	For the 13 Weeks Ended		Percentage Change
	June 25, 2013	June 26, 2012

Total revenue	$589,011	$530,591	11%
Net income	$51,042	$44,137	16%
Diluted earnings per share	$1.74	$1.50	16%
Shares used in diluted EPS	29,287	29,466

	For the 26 Weeks Ended		Percentage Change
	June 25, 2013	June 26, 2012

Total revenue	$1,150,790	$1,029,170	12%
Net income	$99,159	$85,321	16%
Diluted earnings per share	$3.38	$2.90	17%
Shares used in diluted EPS	29,308	29,464

Second Quarter Fiscal 2013 Results and Business Review

Comparable Net Bakery-Cafe Sales Growth

In the second quarter fiscal 2013, Company-owned comparable net bakery-cafe sales increased 3.8%, franchise-operated comparable net bakery-cafe sales increased 3.5%, and system-wide comparable net bakery-cafe sales increased 3.7% compared to the comparable period in fiscal 2012. Two year Company-owned comparable net bakery-cafes sales increased 10.9%, two year franchise-operated comparable net bakery-cafe sales increased 8.3%, and two year system-wide comparable net bakery-cafe sales increased 9.6%.

The Company-owned comparable net bakery-cafe sales increase of 3.8% in the second quarter fiscal 2013 was comprised of year-over-year average check growth of 4.3% and transaction decline of 0.5%. Average check growth was comprised of retail price increases of approximately 1.7% and positive mix impact of approximately 2.6%. A schedule of comparable net bakery-cafe sales information is attached to this release as Schedule III.

Operating Margin

In the second quarter fiscal 2013, the Company generated operating margin improvement of approximately 60 basis points compared to the second quarter fiscal 2012. This increase was driven primarily by lower general and administrative expenses as a percentage of total revenues and improved margins on fresh dough and other product sales to franchisees, which offset the decline in bakery-cafe margin.

New Bakery-Cafe Development and AWS

During the second quarter fiscal 2013, the Company opened 18 new bakery-cafes and its franchisees opened 19 new bakery-cafes. As a result, there were 1,708 bakery-cafes open system-wide as of June 25, 2013.

	Company-owned	Franchise-operated	Total System
Bakery-cafes as of March 26, 2013	818	855	1,673
Bakery-cafes opened	18	19	37
Bakery-cafes closed	(2)	—	(2)
Bakery-cafes acquired	1	(1)	—
Bakery-cafes as of June 25, 2013	835	873	1,708

Average weekly sales (“AWS”) for Company-owned new bakery-cafes through the second quarter fiscal 2013 were $50,983 compared to $48,484 in the same period of fiscal 2012. AWS for franchise-operated new bakery-cafes through the second quarter fiscal 2013 were $49,855 compared to $47,109 in the same period of fiscal 2012. A schedule of the second quarter fiscal 2013 AWS is attached to this release as Schedule II.

Use of Capital

The Company did not repurchase any shares during the second quarter fiscal 2013 under its existing $600 million repurchase authorization and has approximately $560 million available under this program as of the date of this release.

Third and Fourth Quarter Fiscal 2013 Outlook

Diluted EPS Targets

The Company's third quarter fiscal 2013 diluted earnings per share target range is $1.32 to $1.36, which would represent an increase of 6% to 10% in the third quarter fiscal 2013 versus the comparable period in fiscal 2012. This diluted earnings per share target does not assume any additional share repurchases under the Company's repurchase authorization.

The Company's fourth quarter fiscal 2013 diluted earnings per share target range is $2.05 to $2.11, which would represent an increase of 17% to 21% in the fourth quarter fiscal 2013 versus the comparable period in fiscal 2012. This diluted earnings per share target includes approximately 700 basis points of favorable impact for the 53rd week in fiscal 2013, but does not assume any additional share repurchases under the Company's repurchase authorization.

The third and fourth quarter fiscal 2013 diluted earnings per share targets include the following key assumptions:

Comparable Net Bakery-Cafe Sales Growth

The range for the Company's third quarter fiscal 2013 Company-owned comparable net bakery-cafe sales growth is targeted at 2.0% to 4.0% versus the comparable period in fiscal 2012. The Company announced today Company-owned comparable net bakery-cafe sales in the first 27 days of the third quarter fiscal 2013 were up approximately 2.1%.

The range for the Company's fourth quarter fiscal 2013 Company-owned comparable net bakery-cafe sales growth is targeted at 3.0% to 5.0% versus the comparable period in fiscal 2012.

Operating Margin Targets

In each of the third and fourth quarters fiscal 2013, the Company anticipates its operating margin will be flat to down 50 basis points on a year-over-year basis. These targets reflect both previously disclosed incremental investments to provide greater access for customers and to improve the Company's core enterprise systems, as well as incremental investments to improve our operational capabilities that we now intend to make.

Full Year Fiscal 2013 Outlook

Diluted EPS Target

The Company is revising its target for fiscal 2013 earnings per diluted share to $6.75 to $6.85. This lower diluted earnings per share target reflects lower than previously expected growth in Company-owned comparable net bakery-cafe sales. This diluted earnings per share target includes approximately 200 basis points of favorable impact for the 53rd week in fiscal 2013, but does not assume any additional share repurchases under the Company's repurchase authorization.

This full year fiscal 2013 diluted earnings per share target is based on the following key assumptions:

Comparable Net Bakery-Cafe Sales Growth

The Company is revising its target for Company-owned comparable net bakery-cafe sales growth for fiscal 2013 to 3.0% to 5.0% from its previous target of 4.0% to 5.0%.

Operating Margin Target

For fiscal 2013, the Company now expects operating margin to remain approximately flat when compared to fiscal 2012. This revised target reflects the anticipated initiatives discussed in the third and fourth quarter fiscal 2013 operating margin outlook.

New Bakery-Cafe Development and AWS

The Company now expects to be at or above the high-end of its previous range of 115 to 125 system-wide new bakery-cafe openings in fiscal 2013. The average weekly net sales performance for new Company-owned bakery-cafes is expected to be at the high-end of the previously provided targeted range of $40,000 to $42,000 for fiscal 2013.

Concluding Comment

Ron Shaich, Chairman and Co-CEO, commented, “In the second quarter of 2013, we delivered within the range of our diluted EPS guidance. Our two-year comparable same store sales growth for the quarter was strong at 10.9% and our new unit sales remain on track for another record year, reaffirming how strongly our brand resonates with consumers. However, our one-year comparable same store sales growth of 3.8% was below our expectations."

Shaich continued, “We now believe that to consistently operate at the very high sales volumes we are generating and to prepare for additional sales from our initiatives to expand access to Panera and utilize national marketing, we must improve our peak hour throughput.  While results in the next few quarters may be choppy as we invest in both sales-building initiatives and operational capabilities, we believe that our efforts will ultimately enable us to deliver an enhanced customer experience, grow sales and expand earnings.”

Notes:

The Company will host a conference call that will be broadcast on the Internet at 8:30 A.M. Eastern Time on Wednesday, July 24, 2013 to discuss the second quarter fiscal 2013 results, preliminary comparable net bakery-cafe sales results for the first 27 days of the third quarter fiscal 2013, and earnings targets and business outlook for the third and fourth quarters and full year fiscal 2013. To access the call or view a copy of this release, go to http://www.panerabread.com/investor. Access to the call will be made available for 14 days, and the release will be archived for one year.

The Company includes in this release information on Company-owned, franchise-operated, and system-wide comparable net bakery-cafe sales percentages. Company-owned comparable net bakery-cafe sales percentages are based on net sales from Company-owned bakery-cafes included in base store bakery-cafes. Franchise-operated comparable net bakery-cafe sales percentages are based on net sales from franchised bakery-cafes, as reported by franchisees, that are included in base store bakery-cafes.  Acquired Company-owned and franchise-operated bakery-cafes and other restaurant or bakery-cafe concepts are included in the Company's comparable net bakery-cafe sales percentages after it has acquired a 100 percent ownership interest and if such acquisition occurred prior to the first day of the Company's prior fiscal year.  Comparable net bakery-cafe sales exclude closed locations.

The Company does not record franchise-operated net bakery-cafe sales as revenues. However, royalty revenues are calculated based on a percentage of franchise-operated net bakery-cafe sales, as reported by franchisees. The Company uses franchise-operated and net system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. The Company believes franchise-operated and net system-wide sales information is useful in assessing consumer acceptance of it's brand; facilitates an understanding of its financial performance and the overall direction and trends of sales and operating income; helps the Company appreciate the effectiveness of its advertising and marketing initiatives which its franchisees also contribute based on a percentage of their net sales; and provides information that is relevant for comparison within the industry.

About Panera Bread Company

Panera Bread Company owns and franchises 1,708 bakery-cafes as of June 25, 2013 under the Panera Bread®, Saint Louis Bread Co.®, and Paradise Bakery & Café® names. Our bakery-cafes are principally located in suburban, strip mall and regional mall locations. We feature high quality, reasonably priced food in a warm, inviting, and comfortable environment. With our identity rooted in handcrafted, fresh-baked, artisan bread, we are committed to providing great tasting, quality food that people can trust. Nearly all of our bakery-cafes have a menu highlighted by antibiotic-free chicken, whole grain bread, and select organic and all-natural ingredients, with zero grams of artificial trans fat per serving, which provide flavorful, wholesome offerings. Our menu includes a wide variety of year-round favorites complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across the United States and in Ontario, Canada, our customers enjoy our warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free internet access. Our bakery-cafes routinely donate bread and baked goods to community organizations in need. Additional information is available on our website, http://www.panerabread.com.

Matters discussed in this news release and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, on our anticipated growth, operating results, plans, objectives, future earnings per share, and the impact of our investments in sales-building initiatives and operational capabilities on future sales and earnings, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe,” “positioned,” "estimate,” “project,” “target,” “plan,” “goal,” “assumption,” “continue,” “intend,” “expect,” “future,” “anticipate,” and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended December 25, 2012 and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule I

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(In thousands, except per share amounts)

	For the 13 Weeks Ended
	June 25, 2013	June 26, 2012
Revenues:
Bakery-cafe sales, net	$521,038	$468,645
Franchise royalties and fees	27,453	24,757
Fresh dough and other product sales to franchisees	40,520	37,189
Total revenues	589,011	530,591
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$156,171	$136,498
Labor	149,869	136,947
Occupancy	35,701	32,253
Other operating expenses	72,145	64,183
Total bakery-cafe expenses	413,886	369,881
Fresh dough and other product cost of sales to franchisees	34,599	33,046
Depreciation and amortization	25,267	22,141
General and administrative expenses	29,743	30,844
Pre-opening expenses	2,081	2,476
Total costs and expenses	505,576	458,388
Operating profit	83,435	72,203
Interest expense	178	202
Other (income) expense, net	(796)	288
Income before income taxes	84,053	71,713
Income taxes	33,011	27,576
Net income	$51,042	$44,137

Earnings per common share:
Basic	$1.75	$1.51
Diluted	$1.74	$1.50
Weighted average shares of common and common equivalent shares outstanding:
Basic	29,092	29,201
Diluted	29,287	29,466

Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustment	$(362)	$56
Other comprehensive (loss) income	(362)	56
Comprehensive income	$50,680	$44,193

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(In thousands, except per share amounts)

	For the 26 Weeks Ended
	June 25, 2013	June 26, 2012
Revenues:
Bakery-cafe sales, net	$1,018,557	$907,860
Franchise royalties and fees	54,030	49,579
Fresh dough and other product sales to franchisees	78,203	71,731
Total revenues	1,150,790	1,029,170
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$302,588	$265,526
Labor	298,467	270,774
Occupancy	71,854	63,361
Other operating expenses	140,090	121,699
Total bakery-cafe expenses	812,999	721,360
Fresh dough and other product cost of sales to franchisees	67,197	63,191
Depreciation and amortization	49,632	43,462
General and administrative expenses	58,050	57,511
Pre-opening expenses	3,172	4,087
Total costs and expenses	991,050	889,611
Operating profit	159,740	139,559
Interest expense	480	412
Other (income) expense, net	(3,216)	726
Income before income taxes	162,476	138,421
Income taxes	63,317	53,100
Net income	$99,159	$85,321

Earnings per common share:
Basic	$3.41	$2.92
Diluted	$3.38	$2.90
Weighted average shares of common and common equivalent shares outstanding:
Basic	29,121	29,192
Diluted	29,308	29,464

Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustment	$(728)	$28
Other comprehensive (loss) income	(728)	28
Comprehensive income	$98,431	$85,349

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
MARGIN ANALYSIS
(unaudited)

The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company's consolidated statements of comprehensive income for the period indicated. Percentages may not add due to rounding:

	For the 13 Weeks Ended
	June 25, 2013	June 26, 2012
Revenues:
Bakery-cafe sales, net	88.5%	88.3%
Franchise royalties and fees	4.7	4.7
Fresh dough and other product sales to franchisees	6.9	7.0
Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	30.0%	29.1%
Labor	28.8	29.2
Occupancy	6.9	6.9
Other operating expenses	13.8	13.7
Total bakery-cafe expenses	79.4	78.9
Fresh dough and other product cost of sales to franchisees (2)	85.4	88.9
Depreciation and amortization	4.3	4.2
General and administrative expenses	5.0	5.8
Pre-opening expenses	0.4	0.5
Total costs and expenses	85.8	86.4
Operating profit	14.2	13.6
Interest expense	—	—
Other (income) expense, net	(0.1)	0.1
Income before income taxes	14.3	13.5
Income taxes	5.6	5.2
Net income	8.7%	8.3%

Other comprehensive loss	(0.1)	—
Comprehensive income	8.6%	8.3%

(1)    As a percentage of net bakery-cafe sales.

(2)    As a percentage of fresh dough and other product sales to franchisees.

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
MARGIN ANALYSIS
(unaudited)

The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company's consolidated statements of comprehensive income for the period indicated. Percentages may not add due to rounding:

	For the 26 Weeks Ended
	June 25, 2013	June 26, 2012
Revenues:
Bakery-cafe sales, net	88.5%	88.2%
Franchise royalties and fees	4.7	4.8
Fresh dough and other product sales to franchisees	6.8	7.0
Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	29.7%	29.2%
Labor	29.3	29.8
Occupancy	7.1	7.0
Other operating expenses	13.8	13.4
Total bakery-cafe expenses	79.8	79.5
Fresh dough and other product cost of sales to franchisees (2)	85.9	88.1
Depreciation and amortization	4.3	4.2
General and administrative expenses	5.0	5.6
Pre-opening expenses	0.3	0.4
Total costs and expenses	86.1	86.4
Operating profit	13.9	13.6
Interest expense	—	—
Other (income) expense, net	(0.3)	0.1
Income before income taxes	14.1	13.4
Income taxes	5.5	5.2
Net income	8.6%	8.3%

Other comprehensive loss	(0.1)	—
Comprehensive income	8.5%	8.3%

(1)    As a percentage of net bakery-cafe sales.

(2)    As a percentage of fresh dough and other product sales to franchisees.

Schedule II

PANERA BREAD COMPANY
Supplemental Sales and Bakery-Cafe Information

	System-Wide Average Weekly Sales ("AWS")
	2013[a]	2012	2011	2010	2009
AWS	$47,596	$46,676	$44,313	$42,852	$39,926

[a] Represents year-to-date system-wide AWS at the end of the second quarter fiscal 2013.

	2013 Company-Owned AWS By Year Opened						Year-Over-Year Change in Company-Owned AWS
	2013 Opens [b]	2012 Opens [b]	2011 Opens & Prior	2013 Acquisitions [d]	2012 Acquisitions [d]	Total	2012 Opens [c]	2011 Opens & Prior	AWS Total
Bakery-Cafes	28	59	731	1	16	835
Q1 13	$61,912	$44,114	$47,068	—	$58,049	$47,144	-14.1%	3.7%	3.8%
Q2 13	$48,230	$44,458	$48,848	$41,923	$58,419	$48,700	-6.2%	4.2%	3.4%
2013 YTD	$50,983	$44,286	$47,957	$41,923	$58,234	$47,927	-8.7%	3.9%	3.6%

[b] 2013 and 2012 Company-owned AWS excludes acquisition data.

[c] Change in Company-owned AWS in 2013 from 2012 compares 59 bakery-cafes in 2013 against 24 bakery-cafes at the end of the second quarter fiscal 2012.

[d] Represents one Panera bakery-cafe in 2013 and 16 Panera bakery-cafes in 2012.

	2013 Franchise-Operated AWS By Year Opened				Year-Over-Year Change in Franchise-Operated AWS
	2013 Opens [e]	2012 Opens [e]	2011 Opens & Prior	Total	2012 Opens [f]	2011 Opens & Prior	AWS Total
Bakery-Cafes	31	64	778	873
Q1 13	$51,543	$42,923	$47,084	$46,800	-10.5%	3.0%	2.4%
Q2 13	$49,405	$44,125	$47,999	$47,750	-5.8%	3.7%	3.2%
2013 YTD	$49,855	$43,519	$47,541	$47,279	-7.6%	3.4%	2.8%

[e] 2013 and 2012 Franchise-operated AWS excludes acquisition data.

[f] Change in Franchise-operated AWS in 2013 from 2012 compares 64 bakery-cafes in 2013 against 31 bakery-cafes at the end of the second quarter fiscal 2012.

	Bakery-Cafe Openings (excluding acquisitions)
	Company	Franchise	Total		Company	Franchise	Total
Q1 13	10	12	22	Q1 12	7	15	22
Q2 13	18	19	37	Q2 12	17	16	33
Q3 13				Q3 12	17	19	36
Q4 13				Q4 12	18	14	32
2013 YTD	28	31	59	2012 YTD	59	64	123

Schedule III

PANERA BREAD COMPANY
Comparable Net Bakery-Cafe Sales Information

	For the 4 Weeks Ended	For the 5 Weeks Ended	For the 4 Weeks Ended	For the 13 Weeks Ended	For the 26 Weeks Ended
	April 23, 2013	May 28, 2013	June 25, 2013	June 25, 2013	June 25, 2013
Company-owned	4.7%	4.1%	2.6%	3.8%	3.6%
Franchise-operated	5.1%	4.1%	1.2%	3.5%	3.4%
System-wide	4.9%	4.1%	1.9%	3.7%	3.5%

Company-owned comparable net bakery-cafe sales growth percentages are based on net sales from Company-owned bakery-cafes included in base store bakery-cafes. Franchise-operated comparable net bakery-cafe sales percentages are based on net sales from franchised bakery-cafes, as reported by franchisees, that are included in base store bakery-cafes.  Acquired Company-owned and franchise-operated bakery-cafes and other restaurant or bakery-cafe concepts are included in our comparable net bakery-cafe sales percentages after we have acquired a 100 percent ownership interest and if such acquisition date occurred prior to the first day of our prior fiscal year.  Comparable net bakery-cafe sales exclude closed locations.